Exhibit 10.21

MULBERRY HEALTH INC.

75 VARICK STREET, 5TH FLOOR

NEW YORK, NY 10013

December 29, 2020

Jeffery Boyd

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Dear Mr. Boyd:

As we discussed, the requisite stockholders of Mulberry Health Inc. (the “Company”) plan to elect you as Chairman of the Board of Directors of the Company (the “Board”), effective prior to February 1, 2021. We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

In consideration of your service, the Board will grant you an option to purchase 350,000 shares of the Company’s Series A Common Stock (the “Option”) and restricted stock units covering 150,000 shares of the Company’s Series A Common Stock (the “RSUs”), each with a vesting commencement date of December 15, 2020. The exercise price per share of the Option will be determined by the Board or the Compensation Committee when the Option is granted. Both the Option and the RSUs will be subject to the terms and conditions applicable to stock options and RSUs, respectively, granted under the Company’s Amended and Restated 2012 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement and RSU Agreement. You will vest in the Option shares in equal monthly installments, and RSUs in equal quarterly installments, over your first three years of continuous service with the Company, as described in the applicable Stock Option Agreement and RSU Agreement. The RSUs will be settled in shares of the Company’s Series A Common Stock, and will, to the extent vested, be settled by March 15 in the year after vesting. Unless and until the RSUs are settled in shares of the Company’s Series A Common Stock, you will not have voting or dividend rights.

We currently do not pay a cash retainer or cash fees for attendance at meetings. However, we will reimburse you for reasonable out-of-pocket travel expenses in connection with attending meetings of the Board. You will also be entitled to reimbursement from the Company for reasonable out-of-pocket travel expenses related to the Company for non-Board related issues, not to exceed $10,000 annually without the Company’s prior written approval. We will review our compensation policy for Board members in the event of an initial public offering, after which we expect to implement a post-initial public offering director compensation program.

We plan to have at least one scheduled Board meeting each calendar quarter. As a Board member, you are responsible for attending these scheduled meetings in person or by telephone.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

“You have provided us with a description of your investments and activities in healthcare and we have agreed they do not pose a conflict of interest at this time. You will advise the Company of any additional investments or activities in health insurance or healthcare delivery and, in addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

During your tenure on the Board, you will at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you will not be eligible to participate in any employee benefit plans provided by the Company to its employees and the Company will not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes.

I am excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Very truly yours,

MULBERRY HEALTH INC.

By:	/s/ Mario Schlosser
Name: Mario Schlosser
Title: Chief Executive Officer

I have read and accept this offer:

/s/ Jeffery Boyd
Jeffery Boyd

Dated: 1/4/2021